SANDERSON FARMS
Moderator: Joe Sanderson
August 31, 2006
10:00 am CT

Operator:	Please stand by. Good day and welcome to the Sanderson Farms Incorporated conference call. Today’s call is being recorded. At this time for opening remarks and introductions I would like to turn the call over the Chairman and Chief Executive Officer Mr. Joe Sanderson. Please go ahead sir.

Joe Sanderson:	Thank you. Good morning. And welcome to Sanderson Farms Third Quarter conference call. With me on the call are Lampkin Butts, our President and Chief Operating Officer, and Mike Cockrell, our Treasurer and Chief Financial Officer. I will turn the call over to them for a discussion of the quarter and year to date numbers after making some introductory remarks.

We announced this morning net earnings of $3.3 million or 16 cents per diluted share for our third fiscal quarter of 2006. For the first 9 months of fiscal 2006 we have lost $22 million or $1.09 per diluted share.

Net income for the quarter and 9 months ended July 31 reflect an income tax benefit of $2.1 million or 10 cents per share for certain federal income tax credits available to companies located in the parts of South Mississippi and Louisiana impacted by Hurricane Katrina.

Each of you should have received a copy of the release and accompanying financial summary. If you have not they are available on our website at sandersonfarms.com.

Before we make any further comments I will ask Mike to give the cautionary statement regarding forward-looking statements.

Mike Cockrell:	Thank you Joe and good morning everyone. Before we begin the call this morning I need to caution you as always that the call will contain forward-looking statements about the business, financial condition, and prospects of the company.

All forward-looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995 and are based on management’s current expectations or beliefs as well as assumptions made by and information currently available to management.

The actual performance of the company could differ materially from that indicated by the forward-looking statements because of various risks and uncertainties.

These risks and uncertainties are described in Item 7 of our most recent annual report on Form 10-K and in management’s discussion and analysis of financial conditions and results of operation found in Item 2 of Part 1 of the company’s quarterly report on Form 10-Q filed with the SEC in connection with our third fiscal quarter ended July 31, 2006, which Form 10-Q was filed with the SEC this morning.

Joe Sanderson:	Thank you Mike. Our financial and operating results for the third quarter of the year reflect improved market conditions during the quarter when compared to the first half of the year.

However while overall market conditions for chicken have clearly improved prices across the board remained below price levels a year ago during the first nine months of the fiscal year.

As Lampkin will discuss in detail in a moment prices have improved significantly from their spring time lows. And I am optimistic that the industry’s production cuts and improved export demand will allow prices to improve or remain relatively stable through our fourth fiscal quarter.

With respect to cutbacks we have fully instituted the production cuts we announced in May. Those cuts included a reduction at our big bird deboning plants of 175,000 head per week and a reduction at our chill pack plants of 100,000 head per week. I expect these cuts to remain in place at least through the end of the calendar year.

In addition to our production cuts we announced a delay in scheduled increases in our Collins, Mississippi, and Moultrie, Georgia facilities. With respect to Collins all the assets are currently in place to increase production at our Collins plant by 150,000 big birds per week. We will continue to market — to monitor market conditions but expect to implement the expansion at Collins in the spring of 2007.

I continue to be pleased with the progress at our new facility in Moultrie, Georgia that began operations one year ago. As we announced in May we delayed our increase to full production at Moultrie which was originally scheduled to be achieved in July. We now expect Moultrie to be processing 1.2 million head of chill pack chickens per week by the end of October.

As we also announced in May we have continued to review discretionary spending for cost saving opportunities where such cost savings will not jeopardize product quality, customer service, or our long term operations.

The results of that review are reflected in SG&A expenses that as reported today are down $7.8 million through the nine months ended July compared to last year. We expect SG&A expenses to be lower by approximately $15 million at the end of the fiscal year when compared to last year.

Construction is now underway on our Waco, Texas facilities. We announced a delay in the start up of this new facility by three months and are now on schedule to begin processing during our fourth fiscal quarter of 2007. We are pleased with the progress and with the cooperation we have received from local and state officials in Texas.

Before turning the call over to Lampkin and Mike for a detailed discussion of the numbers I would like to observe that today is a special anniversary in Mississippi.

One year ago today Hurricane Katrina devastated the southern part of our state as well as parts of Louisiana and Alabama. I make note of the anniversary because it is still a significant event in our state and there remains significant challenges ahead of us as we continue our recovery.

It also gives me another opportunity to thank everyone associated with Sanderson Farms for allowing me to be able to say that our company has completely recovered from the setbacks caused by the storm.

With that I will now turn the call over to Lampkin for a detailed description of the market and numbers.

Lampkin Butts:	Thank you Joe. Our financial and operating results for the third quarter — while impacted by an overall softer chicken market than we enjoyed during the third quarter a year ago — reflect improved market conditions during the end of the quarter when compared to the first seven months of the year.

Market prices for all poultry products except wings were lower during the third quarter of the year compared with the third quarter of last year. The average Georgia dock priced during the third quarter was 6.8% lower than last year’s third quarter and contributed to an overall 19.1% decrease in the company’s average sales price of poultry products during our third quarter when compared to the same period a year ago.

Bulk leg quarter prices decreased 22.5% for the third quarter and 25.6% for the first nine months of the year compared to the same periods last year. Wing prices during our third quarter averaged 82.2 cents per pound up 1.8% from the average of 80.7 cents during the third quarter of last year.

Boneless breast prices during our third quarter are also lower decreasing by 7.7% when compared with the third quarter a year ago and by 19.9% for the first nine months of the year compared to last year.

These numbers reflect softer chicken markets during the third quarter of this fiscal year compared to last year but also reflects significant improvement over our second quarter.

Boneless breast prices hit a low of $1.05 per pound during our second quarter but averaged $1.32 per pound for this year’s third quarter. The market price for boneless breast is currently $1.59 per pound.

The Georgia dock price bottomed at 67.5 cents per pound during our second quarter and averaged 69 cents per pound during the third quarter. The Georgia dock price stands at 70.75 cents today.

Finally bulk leg quarter prices averaged 18 cents per pound during the second quarter but are currently trading for 38 cents per pound. September export prices for leg quarters will probably be lower than 38 cents per pound.

Feed grain prices were higher during the third quarter compared to a year ago. Prices for corn during the first nine months of this fiscal year were up 4.1% when compared to the first nine months of last year and were up 6.3% during the third quarter when compared to last year’s third quarter.

Soybean meal prices were also higher for the first nine months of this year than the same nine months a year ago increasing 7.6% and were flat for the third quarter.

We reported on our last two calls that we expected our corn and soybean meal cost to be higher during fiscal 2006 by $10 to $14 million compared to fiscal 2005. We should beat that target and now expect those costs to be higher by only $8 to $10 million.

While the United States is on track to have a good harvest of both corn and soybeans the amount of the impact of ethanol demand on future corn prices remains uncertain. Joe will have more to say about our pricing strategy in his closing remarks.

In terms of our operations we continue to compete well in both live production and processing. While we have opportunities in both areas I have been pleased with our performance through the first three quarters. And we intend to stay focused on the areas where improvement is needed.

As Joe mentioned we have been pleased with the start up in Georgia and look forward to increasing efficiencies at that complex as we move toward full production.

We have opportunities in our sales execution as well. As most of you know we converted our Collins, Mississippi plant to all big bird deboning last spring and brought new pounds to the market during a very difficult environment.

It is difficult for new sales to gain traction in that environment. However our pricing has improved steadily through the year and we will continue to work to capture our sales opportunities.

We have opportunities to improve our chill pack mix to provide for the new production in Georgia. But we have secured some new chill pack business and expect our chill pack mix to continue to improve.

We continue to be pleased with the reception of our marketing strategy to sell our Sanderson Farms brand of fresh chicken as 100% natural without added salt, water, phosphates, sea salt, or (unintelligible).

The response from retailers and consumers has been overwhelmingly positive and we will continue to work to leverage that sentiment and trust into new customers.

At this point I would like to turn the call over to Mike for a more detailed discussion of the numbers.

Mike Cockrell:	Thank you Lampkin. Our net income of 15 cents per share for the quarter reflects an income tax benefit of 10 cents per share for tax credits given to companies in the Hurricane Katrina Gulf Opportunity Zone.

These tax credits were available to companies impacted by the storm and were primarily employment related tax credits for companies maintaining employment during the months following the storm.

While we have booked substantially all of the credits that we expect there may be additional credits booked during the fourth fiscal quarter but we do not expect those amounts to be material.

Net sales for the first nine months totaled $756.3 million which is down from $790.7 million for the same nine months of 2005. However for the quarter net sales totaled $281 million compared to $277 million for the third quarter last year.

These net sales figures reflect a reclassification in the 2005 periods of certain expenses from net sales to cost of sales. The amount of this reclassification was $12.4 million for the three months ended July 31 and $33.6 million for the nine months ended July 31.

These amounts are primarily freight costs that we have historically netted against sales. However we will now reflect these expenses and cost of sales and have adjusted the prior year numbers.

For those of you who may be modeling fourth quarter sales you should adjust 2005 fourth quarter sales and cost of sales by $13.4 million for this reclassification.

The decrease in net sales through the first nine months of the year reflect an increase in the pounds of poultry sold through the first nine months and 12.4% which increases offset by the decreases in market prices described by Lampkin.

The 16 cents per share earned during the quarter compares to $1.19 per share earned during last year’s third quarter. Our costs of sales for the three months ended July 31 as compared to the same three months during fiscal 2005 increased $46.1 million or 21%.

For the first nine months of the fiscal year cost of sales increased $109.1 million compared to first nine months a year ago primarily the result of those increases in pounds of poultry sold of 12.4%.

SG&A expenses for the first three quarters of 2006 were down $7.8 million compared to last year. This decrease is primarily the result of reducing our advertising budget and the absence of start up expenses in Georgia.

Our SG&A expenses will be significantly lower for the whole fiscal year compared to last year. We will continue to limit discretionary spending for the balance of the year and we will have no accruals under our bonus award program. We expect this to result in SG&A expenses to be lower by $15 million for the year compared to last year.

At the end of our third quarter our balance sheet reflects stockholders equity of $319.2 million and net working capital of $104.2 million. The current ratio was 2.8 to 1. Our debt totaled $76.8 million and our debt to cap ratio was 19.5% at July 31, 2006.

We spent $63.9 million on capital expenditures during the first nine months of the fiscal year as well as $7.4 million on dividends reflecting our higher dividend rate this year of 12 cents per quarter.

We expect to spend approximately $81 million on planned capital projects for 2006. That number being net of approximately $13.1 million in vehicle and other operating leases.

We have spent approximately $64 million of that $81 million through the first three quarters. Our depreciation and amortization during the first nine months totaled $22.2 million. And we expect a total of approximately $30 million for the fiscal year.

As Joe mentioned as we have started construction in Waco and our capital budget for this year includes $9.5 million for that project. We estimate that the total cost of the new Waco complex will be approximately $81 million.

Our balance sheet reflects a receivable from our insurance companies of $2.9 million. We received another advance from our insurance companies of $3 million during the third fiscal quarter bringing the total received on our hurricane related claim to $15.5 million.

The difference between our net claim of $26 million — and that $26 million is net of a $2.75 deductible — and the $18 million booked as a receivable relates to the $8.1 million and lost profits and business interruption coverage that cannot be booked under applicable accounting rules until such payments are deemed imminent.

Today most our discussions with representatives of our insurance companies have related primarily to accounting issues regarding substantiation of the claim.

Understandably our insurance carriers like others doing business in this part of the country have been very busy over the past year. However we are now at the point where we are beginning to discuss specific issues with the carriers and hope to complete discussions with them this fall.

Because the $8.1 million of our claim not yet recognized on our financial statements relates primarily to lost profits any amounts received by the company in that regard will be booked to other income when it is received and an appropriate explanation of such amounts will be provided at the time.

With that I’d like to turn the call back over to Joe.

Joe Sanderson:	Thank you Mike. I will expand on a couple of things Mike and Lampkin mentioned and then open the call for questions. Lampkin mentioned that prices for corn and soybean meal have come down from spring highs but have not reached the point where the company gets aggressive pricing its future needs.

That’s particularly true about corn. Corn on a December contract is currently trading for $2.41 a bushel while soybean meal is trading around $161 per ton which is an attractive price.

The USDA continues to report that the overall size of this year’s corn and soybean crop is not as large as the last two years record breaking harvest but in some parts of the country it’s still much better than average.

The weather during August has favored the development of both corn and soybean crops and prices have trended down over the last three weeks. And these projected yields could actually increase once the harvest starts and we could see prices decline further.

While it is certain that demand for corn from ethanol producers will impact the price of corn going forward it is impossible to predict the extent of the impact. Because of this uncertainty deciding when and at what level to price has become a bit more challenging.

Soybean meal is actually currently trading in a range we consider attractive versus historical prices and at levels that if priced now would result in lower average soybean meal cost for fiscal 2007. We will continue to watch for what we believe to be good opportunities to lock our cost in for fiscal 2007.

All that said we remain on the sidelines for now with respect to our needs. But we’ll be in a much better position to talk about our expectations for our cost structure for fiscal 2007 when we announce our fourth quarter results in early December. We will now open up the call for questions.

Operator:	Thank you. The question and answer session will be conducted electronically. If you would like to ask a question please do so by pressing the star key followed by the digit 1 on your touch tone telephone.

If you’re using a speaker phone please make sure your mute function is turned off to allow your signal to reach our equipment. Once again please press star 1 on your touch tone telephone to ask a question.

And we’ll take our first question from (Christine McCracken) from Cleveland Research.

(Christine McCracken):	Good morning.

Joe Sanderson:	Good morning.

Lampkin Butts:	Good morning.

(Christine McCracken):	It looks like the chicken market has turned around here with some of these production cuts. And yet, you know, you’ve made the decision it sounds like to kind of move ahead with some of these construction projects bringing on a little bit more capacity.

Can you talk about at least what you’re seeing in terms of the industry’s willingness to maybe increase production here as we head into the fall as maybe the feed crop outlet isn’t as onerous as you thought it might be and pricing is a little better.

Joe Sanderson:	Well — this is Joe (Christine) — we don’t have any indication today that the industry is going to expand through the holidays. Other public companies have announced they’re going to keep their cuts in place. We’re going to keep our cuts in place.

I think another factor besides the production cuts affecting pricing right now is also the heat that we’ve seen this summer. And I think when we get July and maybe August production data in from USDA it’s going to show maybe some lighter weights — lighter live weights than we’ve had.

We are committed to the growth plan that we announced this past January. We did delay Collins. We did delay Moultrie. And we delayed Waco. But long term we’re comfortable with that plan.

(Christine McCracken):	Okay. And just in terms of those facilities when you ramped up, you know, Georgia in the past for anything you took on a lot of incremental costs I think in SG&A until those plants kind of came on line.

Is that your expectation as we go forward, I think, into, you know, the end of this year or maybe first part of ‘07?

Mike Cockrell:	Hi (Christine) this is Mike. Yes we will have that and when Waco begins to hire employees and of course they’ve got division managers and a couple of high level managers now but nothing material. But as they begin to ramp up and begin to do training those cost very similar to Georgia will show up through SG&A.

(Christine McCracken):	So kind of mid year next year?

Mike Cockrell:	Yes.

Joe Sanderson:	Probably the second half of the year.

Mike Cockrell:	Yeah as you may recall we began quantifying the costs in Georgia during our second quarter and they opened the first month of our fourth quarter. So you’ll start seeing it second quarter next year, a larger number during the third quarter, and right now we’re on track to begin operating over there close to the same time we did in Georgia. So it’ll be very similar to that.

(Christine McCracken):	Just on leg quarter prices which had a nice bounce, you know, the markets are looking pretty good but lately we’ve heard a little more about things slowing down on the export front.

Any concern at all about, you know, disruptions to export as these leg quarters kind of hit up around that threshold where we start to have issues with Russia especially in light of the, you know, current political environment over there with WTO negotiations not going as well as planned?

Lampkin Butts:	(Christine) this is Lampkin. We’re not — at this point we’re not concerned about an interruption. Things are a little unsettled there and we do believe that September production is going to be priced lower than what we did for August.

But our customers and our trading partners over there they’re confident that the movement is going to be normal in September. They just believe it’s going to be at a lower price.

There is some talk between the U.S. trade representatives and Russia about Russia being received into the WTO. But it’s our understanding that none of those issues have to do with poultry. Even though Russia throws up poultry as a negotiating tactic the issues are about other items and not poultry.

Man:	Intellectual property.

Lampkin Butts:	Intellectual property and pork and beef and not chicken. So nothing has come up that made us think there’s going to be an interruption.

(Christine McCracken):	Well that’s good to hear anyhow. In terms of I guess, you know, your new production in Texas, you know, we’re looking at the corn outlook for the next 12 months and certainly at least over the near term it looks a little better. But as a lot of these ethanol plants come on and some of the freight issues getting a little tighter it seems like Texas would be kind of disadvantaged at some point relative to feed costs and getting it down there. It seems awfully expensive.

I was just wondering, you know, as you look at your complex your production overall and how you look at feed and how you might go about sourcing it, do you have any concerns specific to Texas on how much it might cost to produce chicken?

And then as you move forward how do you — I mean, historically you’ve looked at again I think you talked about an opportunistic level or kind of what historically you’ve used as a good time to buy corn. But it seems like, you know, you’ve had kind of a secular change in the corn demand picture.

I’m just wondering going forward if you want to use a different model to look at feed and how that might affect how you buy corn for the next year.

Man:	Let me speak to Texas first. The freight rates into Texas and Georgia and most of the Gulf region of (agristats) is about the same. It is higher than Arkansas and freight rates and corn costs are higher than North Georgia, Arkansas, Tennessee but are competitive with the Gulf region which always has some freight disadvantage.

I would also note that the environment in Texas to produce broilers is the best we know of anywhere in all of (agristats). So we have no concern about that in Texas.

Our cost in Texas also is affected from time to time by the amount of local production of corn in Texas. Last year they had an outstanding year and our corn costs because we were able to buy a lot of local corn was very competitive. It looks like this year they have a shorter corn crop we think. We don’t know yet. And so it’ll be a little bit higher probably.

But it’s definitely not at any disadvantage to anywhere as far as producing broilers. We in — I get my years mixed up. It was either fall of 2003 which I think it was we made the decision to use a different model to price corn because we were coming into a short crop. I believe it was 2003.

And we looked at it and looked at the potential and talked with all of our advisors and we booked a lot of corn early in 2003. And that turned out to be a good decision.

We are probably facing a similar situation right now. And I note the most important thing about purchasing it right now is the carry from December ‘06 to December ‘07 where that should be 3 cents (unintelligible) to 36 cents it’s actually running closer to 50 to 55 to 57 cents. And that’s what- that’s because of the anticipated demand out there and the uncertainty of the 2007 crop.

But we’re not going to — we’ll, you know, we don’t just buy at historical lows. We’ll look very carefully and see. I have some numbers for you that — and if we priced all of our corn and all of our soy on yesterday’s close based on the identical volume 2006 and 2007 — which will not be the case. We’ll use some more corn.

But if you use the same figures our corn costs on the current board would up $22.5 million for fiscal 2007 and our soybean meal would be down by $5.25 million. We’d have about a $17.25 million increase in ingredient costs. So that’s kind of where it is today.

(Christine McCracken):	Is that with the cost carry?

Lampkin Butts:	Yes.

Man:	With what?

Man:	With carry.

Man:	Oh yes that’s with the existing carry on the board.

(Christine McCracken):	All right. Well I guess we’ll see how situation unfolds. I’ll leave it there. Thanks.

Man:	Thank you.

Man:	Thanks (Christine).

Operator:	Moving on we’ll take our next question from (Farrah Salam), from (Stevens Corporate).

(Farrah Salam):	Hi. Good morning.

Man:	Good morning.

Man:	Good morning.

Woman:	Hi. Just some detail first on the quarter. Could you just tell us what your fresh chicken volume was up in the quarter? I thought your pricing was down 19% but I didn’t get your volume.

Man:	About 12-1/2%.

Man:	Yeah a little over 12%.

(Farrah Salam):	Volume was up 12% year over year? But that’s for the nine months or the quarter?

Man:	That’s for the quarter I think.

Man:	Hold on just one second.

Man:	Yes.

(Farrah Salam):	For the quarter?

Man:	Both.

Man:	No.

Man:	I’m sorry (Farrah). Yeah the 12.4 number that I mentioned in the call was for the nine months. For the quarter it was up 22.7%.

(Farrah Salam):	And looking into the fourth quarter what would you expect volume to be up?

Man:	It’s going to be up more than that because as you recall last year during the fourth quarter we were down from Hurricane Katrina. So I don’t have that exact number but it’s going to be more than the 22%.

Man:	We had anticipated it being up 25% based on Moultrie coming full in July and Collins being up too. So you’re going to have that much less yeah. It’s going to be 15 to 18 probably.

(Farrah Salam):	Fifteen to eighteen percent increase?

Man:	Yes.

(Farrah Salam):	Okay. And when you look out to your pricing into the fourth quarter and into next year you talked a little bit about the near term outlook for breast meat being at $1.58.

How sustainable do you think that is once the heat wave impact is over? And kind of looking into next year what do you think will be the key factors in determining boneless breast meat pricing.

Man:	(Farrah) we think that boneless breast prices will be strong through the Labor Day holiday. Most plants will be down Monday for the holiday. So that will be part of a strong boneless breast market we think that will carry possibly through all of next week.

We think that as the temperatures and the weather subside that the boneless breast market will settle down and traditionally in the fall it comes off some. But we would expect with the cut backs that boneless breast prices would be higher than we saw at the end of last year.

Man:	The other factor is — the thing that affected it last year was the avian influenza — the reaction to it in Europe and Russia. So that’s another question mark about when the Southern migration starts are they going to have avian influenza outbreaks? And just as important what’s the reaction going to be this time around?

Barring another avian influenza situation that would impact the market we think that the main impact on boneless breast pricing next year would be the supply side.

And with the cut backs that are in place I think we should return to more of a normal five year average kind of boneless number which is around $1.50. The last two years other than this month boneless has been in the mid $1.30s. But I think with the production cut backs we should be a little higher than that.

(Farrah Salam):	And do you think the higher grain prices possibly could impose more discipline on the poultry industry or are folks kind of looking past it saying we can pass on higher grain into pricing.

Man:	I don’t think anybody is looking past it. I think everybody — it’ll be something that everybody will factor into their calculation. And our belief is that with any hiccup in grain production next year then while we’re looking at 40 cents a bushel maybe this year you would be looking at many times that if there’s a hiccup in grain production and I think everybody knows that.

(Farrah Salam):	Okay. And my final question is — there’s been some M&A in your area recently. Do you think this is the start of another round of consolidation in the poultry industry?

Man:	Usually that consolidation occurs after an extended period of bad performance and low profitability. And that’s historically how it’s occurred. But it wouldn’t surprise me if there could be a deal or two at this point.

(Farrah Salam):	Okay. Great. Thank you very much.

Man:	Thank you.

Man:	Thanks (Farrah).

Operator:	Moving on we’ll take our next question from (Oliver Wood) from (unintelligible).

(Oliver Wood):	Great. Thanks a lot.

Man:	Good morning.

(Oliver Wood):	Good morning. First question is regarding SG&A. You mentioned that you received $3 million in the quarter from insurance claims. Can you kind of help us understand where that flows through as we look at the fourth quarter, you know, how that plays into SG&A guidance?

Man:	Yeah it doesn’t — the insurance and the SG&A are separate. We booked a receivable as we filed the claim with the insurance company. That did not go through SG&A. So when we received — as you may recall our insurance receivable is higher at the end of last quarter. We just applied the cash that we received against that.

The SG&A is lower by $7.8 million through the first nine months as I mentioned primarily of a decrease in advertising accrual. We had lower employee benefit and bonus accrual through the first nine months although most of that will show up in the fourth quarter.

And then finally last year during the first nine months of the year we still had some costs flowing through the SG&A from the Moultrie start up and those are the three largest items contributing to that reduced SG&A.

(Oliver Wood):	Okay. That’s helpful. (Farrah) touched on this but just wanted to follow up if there is consolidation among the top players within the industry how does that impact your business?

Man:	Not a lot really. We — I don’t think it’s going to affect us at all.

(Oliver Wood):	Okay. Well that’s good to hear. Final question is actually regarding beef. It looks like cold storage has been trending up there. Just wondering if any sort of over supply of beef would impact the chicken business at all.

Man:	Usually we do not see any impact from beef until it is the last two or three years of the beef cycle when prices get really really cheap and we typically would lose a little ad activity either in fast food restaurants, casual dining, or at retail but not at this stage of the beef cycle. It’s probably five or six years out before that really gets to be an issue with us.

But live cattle are 85 to 90 cents a pound and that’s not even close to causing any kind of issue with us.

(Oliver Wood):	Okay. That’s all I’ve got. Thank you.

Man:	Good. Thank you.

Man:	Thanks (Oliver).

Operator:	Moving on we’ll move to (Pablo Zwanig) from JP Morgan.

(Renald Defaunza):	Hi this is actually (Renald Defaunza) in for (Pablo Zwanig). Good morning.

Man:	Good morning.

Man:	Good morning.

(Renald Defaunza):	I just have a couple of quick questions. First, you know, what do you think normalized EBIT and EBITDA margins are for the company and how do you determine them?

Man:	You know we don’t — we kind of stay away from that question. You know, (Pablo) has asked me that several times. I think he asked us at your conference up there. And it’s just hard. Everybody has a different idea of what normalized cash flow is in this industry.

I noticed in the comments on multiples in this recent M&A deal that’s currently out there that the normalized cash flow and the multiples being thrown out vary as much as $60 million a year. It just depends on how you look at it.

(Renald Defaunza):	Okay. Fair enough. And just what are the changes in the product sales mix relative to last year that you’ve had in the quarter? And sort of related to that how should we think about trying to predict your average realized prices using market prices?

I mean, in general we thought 45% of pricing (unintelligible) 45% composite of parts, and then we have another 10% kind of tied to further process products. Could you may be remind us of the right way to look at this?

Man:	Pounds of boneless.

Man:	You mean pounds per week?

Man:	Our product mix changes this year have to do with the conversion at Collins which includes more of the big bird deboning pounds.

(Renald Defaunza):	Right.

Man:	...and then the addition of the chill pack at Moultrie. But Moultrie when it’s full production will be producing $1.2 million head per week. The first 600,000 of that was, I mean, sold because we took that many out of chill pack at Collins.

So the additional chill pack is 300,000 head. And it’ll become another 300,000 head per week when Moultrie gets to full production in October.

(Renald Defaunza):	And when that happens you’ll be at 3.6 million head a week of chill pack. And you’ll be at 3 million head of week roughly of big bird deboning. But the pounds you’ll have probably 55% of your pounds will be in big bird deboning and 45% in chill pack.

And of that 55% Lampkin how many pounds of boneless will you produce a week?

Lampkin Butts:	Five million pounds of boneless breast a week that’s priced off of the market (unintelligible).

Man:	Leg quarters.

Lampkin Butts:	Dark meat is 8 million pounds a week. That’s priced basically off (unintelligible) and/or the export market.

Man:	And wings.

Lampkin Butts:	Wings are 400,000 pounds a week priced off (unintelligible). And the chill pack mix which will be 9 or 10 million pounds a week which would be priced 75% of that would be priced off the Georgia dock.

(Renald Defaunza):	Okay. I see. I guess I can do the math there. Okay. All right. Great. Thanks.

Man:	Thank you.

Operator:	Moving on we’ll take our next question from (Nick) (unintelligible) from Imperial Capital.

(Nick):	Yes guys. One quick question on the ramp up of the Waco facility that you’re beginning in the fourth quarter of ‘07. What’s the time frame to ramp that up to full production. So how should we think about that in terms of how the impact of that ramps up?

Man:	You should get to full capacity in the fourth quarter of ‘08. There’ll be very little pounds in either calendar ‘07 or fiscal ‘07. They’ll start cranking up in

August and maybe September and you won’t see anything in ‘07. And it’ll be the fourth quarter of ‘08 before you see it.

(Nick):	You mean the fourth quarter of ‘07. So it’ll be — but it’ll be in place for all of the fiscal year ‘08.

Man:	Well no not at capacity.

(Nick):	Okay.

Man:	I’ll give you a for instance schedule but this isn’t — we have not finalized this. You’d get to 300,000 birds a week probably by the first of November of ‘07; 600,000 birds a week by April or May of ‘07; and 900,000 birds a week by July/August of ‘08 — did I say - no ‘07.

And then sometime in the fourth quarter you may go to capacity. And it’s going to be ‘08 before you see a 100% capacity.

(Nick):	Okay. Great. And just one more qualitative question on the pricing in the export market that you’re looking at going into September. To the extent that, you know, you see some, you know, pricing coming down in September is that just a function of normal seasonality? Or is that kind of in-line with normal seasonality or, you know, some other issues affecting it or should we just kind of think about it as kind of the normal seasonal pattern?

Man:	It’s not necessary a normal seasonal pattern. I mean, we’ve seen that market react in both directions that time of year. This has more to do I think with some — a little bit of an unsettled market there for two or three different reasons.

One is because of the sharp decline last year in leg quarter prices because of the avian influenza scare. There’s a little bit of reluctance on the importer’s part to book prices for this fall. That’s one thing.

(Nick):	Right.

Man:	Another thing is let’s talk about the WTO which we believe is just a negotiating posture.

(Nick):	Okay.

Man:	And the other thing is it looks like — these numbers haven’t been printed yet — but it looks like July and particularly August they’ve bought a lot of product. So the inventories are not burdensome but they’ve bough enough products that they can be a little — they can pause and wait to book their September/October needs.

(Nick):	Good enough. All right guys. Thanks a lot.

Man:	Thanks (Nick).

Man:	Thank you.

Operator:	Moving on we’ll take our next question from (John Kohler) from Oppenheimer (unintelligible).

(John Kohler):	Good morning gentlemen.

Man:	Good morning.

Man:	Good morning.

Mike Cockrell:	Morning.

(John Kohler):	I was wondering if the figures that were of CAPEX for example in WACO $81 million was the total cost for the facility and $9.5 million is expected to be spent in fiscal year ‘06. Does that mean that the total expected expenditure is $70 million or so?

Man:	Yes that’s what we expect at this point. Some of that may be for equipment that might get pushed into ‘08. But if you’re building a model I’d put all of it in ‘07.

(John Kohler):	Okay. And is there a CAPEX budget that you guys have available for the full year ‘07?

Man:	No not yet. We’ll talk about that in December. We usually begin working on that in August. We’re working on it now. And, you know, preliminary numbers again if you’re building a model just broad back of the envelope stuff you’ve got $70 million in Waco and, you know, a maintenance budget for budget — conservative budget purposes between 25 and 30.

And then there’ll be anywhere from $3 to $5 million in other projects. So about $100 million. But we’re not finished with that and won’t have anything definitive until the December call.

(John Kohler):	Okay. Great. Thank you very much.

Man:	Thank you.

Operator:	And as a reminder to our audience if you’d like to ask a question that is star 1 on your touch tone telephone. Moving on we’ll take our next question from (Andrew O’Connor) from Wealth Capital Management.

(Andrew O’Connor):	Good morning guys. Congratulations on your progress.

Man:	Thank you.

Man:	Thank you.

(Andrew O’Connor):	I wanted to know, you know, I heard your prior comments about hypothetically what corn and soybean meal input costs would be in fiscal ‘07 but wanted to know if you could elaborate or expand on this.

I thought I heard you guys say that corn and soybean meal prices are currently attractive but not yet at a point where Sanderson would get aggressive. I’m just wondering, you know, at what point or how much lower the company would get more aggressive on locking up corn and soybean meal for fiscal ‘07.

Man:	I don’t know the answer to that exactly but we have — normally when we see grain or meal trading in the bottom 25% of historical trading range we’re very aggressive. Corn is not in that range. Soybean meal is.

And we don’t see anything that’s — we think there’s an opportunity coming shortly when the harvest begins and the market has to deal with the old crop inventories and the harvested — new harvest. And we use a lot of advisors and we’ll all, you know, commiserate and study. But I think it’s not time yet we think.

(Andrew O’Connor):	Okay. Thanks for that. And then secondly, you know, if we’re using this back of the envelope $100 million for CAPEX in fiscal ‘07. I’m wondering how would the company intend to pay for CAPEX next year?

Man:	We’ve got $180 million available to us on our line of credit. We’ll use cash generated through operations and.

Man:	Depreciation.

Man:	Yeah you’ve got $30 million in depreciation of course. But we’ll use cash if we need to — dip into the line of credit. We’ve got plenty of credit available to us.

(Andrew O’Connor):	So there’s $180 million available now. How much do you have tapped at the moment?

Man:	Twenty million. We’ve got 20 on the revolver and 50 on the.

Man:	We put in a long term fixed rate deal this year for $50 million. And we expanded our revolver to $200 million. And we’ve only got $20 pulled down on the revolver. So we’ve got $180 million available to us.

(Andrew O’Connor):	Thanks very much.

Man:	Thank you.

Operator:	And one final reminder that it is star 1 if you’d like to ask a question. Gentlemen at this time there are no further questions.

Joe Sanderson:	Thank you for spending time with us this morning. We are pleased with our results to date and we look forward to reporting our year end results to you in December. Thank you.

Operator:	Thank you. That will conclude today’s conference. We do thank you for your participation. At this time our phone audience may now disconnect.
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